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                                                                     Exhibit 8.1

                                January 23, 1998





Desktop Data, Inc.
80 Blanchard Road
Burlington, MA 01803


     Re:  Merger Pursuant to the Agreement and Plan of Merger and
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          Reorganization, dated as of November 2, 1997, between Desktop Data,
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          Inc. and Individual, Inc.
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Ladies and Gentlemen:

     We have acted as counsel for Desktop Data, Inc., a Delaware corporation ("Desktop") in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated as of November 2, 1997 (the "Reorganization Agreement"), among Desktop and Individual, Inc., a Delaware corporation ("Individual"). Pursuant to the Reorganization Agreement, Individual will merge with and into Desktop (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Schedules and Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Desktop and Individual, (collectively, the "Officer's Certificates"), Participation Agreements (the "Participation Agreements") among Individual and various of its shareholders, Affiliate Agreements (the "Affiliate Agreements") among Desktop and various shareholders of Individual, and Shareholder Certificates (the "Shareholder Certificates") by various shareholders of Individual.

     In connection with rendering this opinion, we have assumed or have obtained representations (without any independent investigation) that, as of the date hereof and as of the Effective Time:
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Desktop Data, Inc.
January 23, 1998
Page 2

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any statement made in any of the documents referred to herein "to the knowledge" of any person or party is correct without such qualification;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all respects and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by Desktop, Individual and its shareholders on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. The shareholders of Individual do not, and will not on or before the Effective Time, have a plan or intention to dispose of an amount of Desktop Common Stock to be received in the Merger (or to dispose of Individual Common Stock in anticipation of the Merger) such that the shareholders of Individual will not receive and retain a meaningful continuing equity ownership in Desktop that is sufficient to satisfy the continuity of interest requirement set forth in Treas. Reg. (S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

     6. The Merger will be consummated in accordance with the Reorganization Agreement and will be effective under the laws of Delaware.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (without any waiver, breach or amendment of the provisions thereof), the statements set forth in the Officer's Certificates and the Shareholder Certificates and the representations made in the Participation Agreements and the Affiliate Agreements are true and correct as of the date hereof and as of the Effective Time, for federal income tax purposes:

     (a) The Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, and Desktop and Individual are each a "party to the reorganization" within the meaning of Section 368(b) of the Code;

     (b) No gain or loss is recognized by holders of Individual Common Stock solely upon their receipt of Desktop Common Stock in the Merger in exchange therefor (except to the extent of cash received in lieu of fractional shares thereof);
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Desktop Data, Inc.
January 23, 1998
Page 3

     (c) The aggregate tax basis of the Desktop Common Stock received in the Merger by an Individual stockholder is the same as the aggregate tax basis of the Individual Common Stock surrendered in exchange therefor, reduced by the basis allocable to any fractional shares;

     (d) The holding period of the Desktop Common Stock received in the Merger by an Individual stockholder includes the period during which the stockholder held the Individual Common Stock surrendered in exchange therefor, provided that the Individual Common Stock is held as a capital asset at the time of the Merger;

     (e) Neither Desktop nor Individual recognizes material amounts of gain or loss solely as a result of the Merger; and

     (f) Cash payments received by holders of Individual Common Stock in lieu of fractional shares are treated as if such fractional shares of Desktop Common Stock had been issued in the Merger and then redeemed by Desktop. Individual stockholders receiving such cash generally recognize gain or loss, upon such payments, measured by the difference (if any) between the amount of cash received and the basis in such fractional shares.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. However, we undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws unless we are specifically requested to do so.

     This opinion addresses only the matters set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
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Desktop Data, Inc.
January 23, 1998
Page 4

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Certain Federal Income Tax Considerations."


                            Very truly yours,

                            /s/ Testa, Hurwitz & Thibeault, LLP

                            TESTA, HURWITZ & THIBEAULT, LLP